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                                                                  EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

                  This AGREEMENT is made as of August 1, 1997, by and between NN Ball & Roller, Inc., a Delaware corporation, having its principal place of business located at 800 Tennessee Road, Erwin, Tennessee 37650 (the "Company") and Roderick R. Baty (the "Executive").

                             W I T N E S S E T H :

                  WHEREAS, the Company's Board of Directors (the "Board") has determined that it is in the best interest of the Company and its shareholders to employ the Executive as President and Chief Executive Officer of the Company and the Executive desires to serve in that capacity;

                  NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto, intending to be legally bound, agree as follows:

                  1. Employment. The Company agrees to continue to employ the Executive and the Executive hereby agrees to continue to be employed for the period of time set forth in Paragraph 2, subject to the terms and conditions set forth herein.

                  2. Term. Subject to the terms hereof, Company agrees to employ the Executive for a period of two years commencing upon August 1, 1997 and expiring on July 31, 1999 (the "Employment Term") (unless sooner terminated as provided herein). The Employment Term shall be extended automatically from time to time, on a rolling basis, for additional one year periods, unless either party gives written notice of termination to the other at least six (6) months prior to the date that the Employment Term is scheduled to expire.

                  3. Position and Responsibilities. The Executive shall serve as the President and Chief Executive Officer of the Company, reporting only to the Board, and shall have supervision and control over, and responsibility for, the general management and operation of the Company. The Executive shall also have such other powers and duties as may from time to time be prescribed by the Board; provided, however, that such duties shall be consistent with the Executive's position as the senior executive officer in charge of the general management of the Company.

                  4. Diligence. Executive agrees to serve in the respective positions referred to in Paragraph 3 and to perform diligently the duties and services appertaining to each such office, as well as such additional duties and services appropriate to each such office which the parties mutually may agree upon from time to time.

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                  5.  Time. Executive agrees to devote his entire working time and efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board. The foregoing notwithstanding, the parties recognize and agree that Executive (i) may engage in personal investments, subject to any restrictions set forth in the Non-Competition and Confidentiality Agreement referenced in Paragraph 8 and (ii) subject to the prior consent of the Board, may serve on the board of directors of other companies, provided such service does not conflict with the business and affairs of the Company or interfere with Executive's performance of his duties hereunder.

                  7.  Compensation.

                           (a) Salary. During the Employment Term, the
Executive shall receive an annual salary of $200,000 per year, which annual salary shall be subject to such increases as the Board in its sole discretion may from time to time determine (the "Annual Salary"). The Annual Salary shall be payable by the Company in accordance with its regular compensation policies and practices for paying executives.

                           (b) Expenses. During the term of his employment
hereunder, the Executive shall be entitled to be reimbursed for all reasonable business expenses incurred by him in connection with his services hereunder, including but not limited to expenses for entertainment and travel, in accordance with the policies and procedures from time to time in effect for the Company's senior executive officers. The Company retains the right to establish limits on the types or amounts of business expenses that the Executive may incur.

                           (c) Employee Benefit Programs. The Executive shall
be entitled to participate in all of the Company's employee benefit plans and programs (including life, disability, and health insurance plans and programs and savings plans and programs) to the extent his position, tenure, salary, age, health and other qualifications make him eligible to participate, subject to the rules and regulations applicable thereto. The Company retains the right to abolish or alter the terms of any employee benefit programs, plans or policies that it may establish, provided such abolition or amendment shall be applicable to the senior officers of the Company generally.

                           (d) Vacation and Other Absences. The Executive shall
be entitled to the number of paid vacation days in each calendar year determined by the Company from time to time for its senior executive officers generally. The Executive shall also be entitled to all paid absences for holidays or illnesses in accordance with the Company's plans, policies or provisions applicable to senior executive employees.

                  8. Confidentiality and Non-Competition. As a material inducement to the Company entering into this Agreement, Executive hereby reconfirms and agrees to continue to be bound in all respects by the terms of that certain Non-Competition and Confidentiality


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                                      -3-

Agreement, dated December 5, 1995, between Executive and the Company, a copy of which is attached hereto as Exhibit A.

                  9.  Termination of Employment.

                           (a) Death or Disability. The Executive's employment
shall terminate automatically upon the Executive's death during the Employment Term. The Company shall be entitled to terminate the Executive's employment because of the Executive's disability during the Employment Term if, as a result of the Executive's incapacity due to physical or mental illness (hereinafter "Disability"), the Executive shall have been absent from his duties hereunder for one hundred and twenty (120) days during any three hundred and sixty (360) day period.

                           (b) Termination by Company for Cause. (i) The
Company may terminate the Executive's employment during the Employment Term for Cause. "Cause" means:

                              A. the failure of the Executive to perform the
                    Executive's duties under this Agreement (other than as a result of physical or mental illness or injury), which failure, if correctable, and provided it does not constitute willful misconduct or gross negligence described in Subsection B below, remains uncorrected for 10 days following written notice to Executive by the Board of such breach;

                              B. willful misconduct or gross negligence by the
                    Executive, in either case that results in material damage to the business or reputation of the Company;

                              C. a material breach by Executive of either this
                    Agreement or that certain Non-Competition and Confidentiality Agreement referenced in Paragraph 8 which, if correctable, remains uncorrected for 10 days following written notice to Executive by the Board of such breach; or

                              D. the Executive is convicted of a felony or any
                    other crime involving moral turpitude (whether or not in connection with the performance by Executive of his duties under this Agreement).

                           (c) Termination By Company Without Cause. The
Company may terminate the employment of Executive under this Agreement for any reason at any time.

                           (d) Termination by Executive for Good Reason. (i)
The Executive may terminate employment for Good Reason. "Good Reason" means:


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                           A. assignment to the Executive of any duties
                    inconsistent with Executive's position, duties, responsibilities, title or office, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities, excluding in each case any assignment or action that is remedied by the Company within 10 days after receipt of notice thereof from the Executive; or

                           B. any material failure by the Company to comply
                    with this Agreement, other than a failure that is remedied by the Company within 10 days after receipt of notice thereof from then Executive.

                           (e) Voluntary Termination by Executive Without Good
Reason. Executive may at any time terminate his employment under this Agreement without Good Reason.

                           (f) Notice of Termination. If Company or Executive
desires to terminate Executive's employment hereunder at any time, it or he shall do so by giving written notice to the other party (following the expiration of any applicable cure periods) that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination. Any termination by Executive of his employment without Good Reason shall be made on not less than 14 days' notice.

                  10.  Effect of Termination.

                           (a) Voluntary Termination by Executive; Termination
for Cause; Death or Disability. In the event that Executive's employment is terminated pursuant to Paragraphs 9(a), 9(b) or 9(e), on the date of termination, the Company shall be liable to Executive as follows:

                              (i) Executive shall be entitled to receive the
                    Annual Salary due to him through the date of termination of his employment.

                              (ii) Any vested rights of Executive shall be paid
                    to Executive in accordance with the Company's plans, programs or policies. Without limiting the foregoing, in the event of the termination of Executive's employment due to death or disability (Paragraph 9(a)), the rights and benefits of Executive (or his designated beneficiary or representatives, as applicable) under any Company life, health and long-term disability plans and policies shall be determined in accordance with the terms and provisions of such plans and policies.

                              (iii) The Company shall promptly reimburse
                    Executive for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive's properly accounting for the same.
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                                      -5-

                  (b) Termination Without Cause; Termination by Executive for Good Reason. In the event that the Company terminates Executive's employment without Cause pursuant to Paragraph 9(c) or Executive terminates his employment with the Company pursuant to Paragraph 9(d), the Company shall be liable as follows:

                      (i) Executive shall be entitled to receive the Annual Salary due to him through the date of termination of his Employment. In addition, Executive shall be entitled to receive continued monthly payments of his a Annual Salary, based on the Annual Salary in effect, on the date of termination, until the first anniversary of the date of termination.

                      (ii) Any vested rights of Executive shall be paid to Executive in accordance with the Company's plans, programs or policies.

                      (iii) The Company shall promptly reimburse Executive for any and all reimbursable business expenses (to the extent not already reimbursed) upon Executive's properly accounting for the same.

                      (iv) Executive and/or the Executive's family shall be entitled to receive health benefits (as contemplated by Paragraph 7(c) hereof) until the first anniversary of the date of termination at least equal to those which would have been provided to them in accordance with this Agreement if Executive's employment had not been terminated provided that the Company's obligation to provide such benefits shall be reduced by any comparable benefits (or amounts received by Executive in respect thereof) received by Executive under the terms of new employment undertaken by Executive after termination and prior to the first anniversary of the date of termination; and provided further, that the terms of the Company's health insurance plans shall be subject to amendment during such period, to the extent that such amendments are applicable to the executive officers of the Company generally.

                  (c) Limit on Company Liability. Except as expressly set forth in this Paragraph 10, the Company shall have no obligation to Executive under this Agreement following a termination of Executive's employment with the Company. Without limiting the generality of the provision of the foregoing sentence, the Company shall not, following a termination of Executive's employment with the Company, have any obligation to provide any further benefit to Executive or make any further contribution for Executive's benefit except as provided in this Paragraph 10.

         11. Company Proprietary Rights.

          (a) Company to Retain Rights. Executive agrees that all right, title and interest of every kind and nature whatsoever in and to copyrights, patents, ideas, business or strategic plans and concepts, studies, presentations, creations, inventions, writings,

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                                      -6-


properties, discoveries and all other intellectual property conceived by Executive during the term of this Agreement and pertaining to or useful in or to (directly or indirectly) the activities of the Company (collectively, "Company Intellectual Property") shall become and remain the exclusive property of the Company, and Executive shall have no interest therein.

                  (b) Further Assurances. At the request of the Company, Executive shall, at the Company's expense but without additional consideration, execute such documents and perform such other acts as the Company may deem necessary or appropriate to vest in the Company or its designee such title as Executive may have to all Company Intellectual Property in which Executive may be able to claim any rights by virtue of his employment under this Agreement.

          (c) Return of Material. Upon the termination of the Employment Term, including any termination of employment described in Paragraph 9, the Executive will promptly return to the Company all copies of information protected by Paragraph 11(a) hereof or by Paragraph 3(a) of the Non-Competition and Confidentiality Agreement referenced in Paragraph 8, which are in his possession, custody or control, whether prepared by him or others, and the Executive agrees that he shall not retain any of same.

                  12. Representation and Warranty of Executive. Executive represents and warrants to the Company that he is not now under any obligation, of a contractual nature or otherwise, to any person, partnership, company or corporation that is inconsistent or in conflict with this Agreement or which would prevent, limit or impair in any way the performance by him of his obligations hereunder.

                  13. Assignment. This Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party; provided, however, that Company may assign this Agreement in connection with a merger or consolidation involving Company or a sale of substantially all its assets to the surviving corporation or purchaser, as the case may be, so long as such assignee assumes Company's obligations hereunder.

                  14. Withholding. Payment of Executive's Annual Salary and payment or provision of other compensation to Executive pursuant hereto shall be subject to such reporting and withholding for applicable taxes as is required by law.

                  15. Certain Expenses. Company, on or before the date hereof, shall pay directly or reimburse Executive (at Executive's discretion) for the actual legal fees and other costs and expenses, if any, incurred by Executive in connection with the preparation, finalizing and execution of this Letter.

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                                      -7-


                  16. Severability. In the event that any provision or portion of this Agreement is determine to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law.

                  17. Notices. For all purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given, in the case of a notice to the Company, when delivered to the Company at the following address, and in the case of a notice to Executive, when received by Executive, and in both cases addressed as follows:

                      If to Company, to:     NN Ball & Roller
                                             800 Tennessee Road
                                             Erwin, Tennessee 37650
                                             Attention: Chairman of the Board

                      If to Executive, to:   Mr. Roderick R. Baty
                                             2007 Millbrook Drive
                                             Johnson City, TN 37604

                  18. Modifications and Waivers. No provision of this Agreement may be modified or discharged unless such modification or discharge is authorized by the Board and is agreed to in writing, signed by the Executive and by an officer of the Company duly authorized by the Board. No waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

                  19. Entire Agreement. This Agreement and the Non-Competition and Confidentially Agreement constitute the entire understanding of the parties hereto with respect to their subject matter. This Agreement and the Non-Competition and Confidentiality Agreement supersede all prior agreements between the parties hereto with respect to their subject matter. Without limiting the foregoing, this Agreement completely and entirely supersedes the Letter, dated June 30, 1997 from Executive to James J. Mitchell, pursuant to which Executive originally accepted employment with the Company, and the Letter, dated June 30, 1995, from James J. Mitchell to Executive, outlining the terms of the Executive's employment.

                  20. Governing Law. This Agreement will be governed by the laws of the State of Tennessee without regard for its conflict of laws rules.


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                  21. Counterparts. This Agreement may be executed
simultaneously in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

                  22. Headings, Etc. The section headings contained in this Agreement are for convenience of reference only and will not be deemed to control or affect the meaning or construction of any provision of this Agreement. Reference to Paragraphs are to Paragraphs in this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      NN BALL & ROLLER, INC.

                                      By: /s/ Richard D. Ennen
                                      ------------------------

                                      RODERICK R. BATY

                                      By: /s/ Roderick R. Baty
                                      ------------------------


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                                      -9-

                                                                      EXHIBIT A

                 NON-COMPETITION AND CONFIDENTIALITY AGREEMENT

                  THIS NON-COMPETITION AND CONFIDENTIALITY AGREEMENT ("Agreement") is made as of December 5, 1995, by Roderick R. Baty ("Employee") in favor of NN Ball & Roller, Inc., a Delaware corporation (the "Company").

                                   WITNESSETH

                  WHEREAS, the Company manufactures and supplies precision steel balls and rollers to anti-friction bearing manufacturers, automotive original equipment manufacturers and the automotive aftermarket, the gas and mining industries, producers of drilling bits for oil, gas, and water wells and producers of stainless steel valves and pumps (the "Business"), and its customers are located in more than 25 different countries;

                  WHEREAS, Employee is an employee "at will" with the Company and currently holds a management or executive position with the Company;

                  WHEREAS, the Company is requiring that the Employee, as a condition to and in consideration of his continued employment, enter into this Agreement; and

                  WHEREAS, the Employee desires to enter into this Agreement in order to maintain his employment with the Company.

         NOW, THEREFORE, in consideration of the foregoing premises, the continued employment of the Employee and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Employee hereby agrees with the Company as follows:

         1. TERM. For purposes of this Agreement, the "Term" shall mean the period commencing on the date hereof and continuing through the second anniversary of the date of the Employee's termination of employment with the Company for any reason.

         2.  COVENANT NOT TO COMPETE.

         2.1 EMPLOYEE'S KNOWLEDGE. Employee acknowledges and agrees that he occupies a position of trust and confidence with Company and, in the course of his engagement with the Company, has become and will continue to become familiar with proprietary and confidential information concerning the Company. Employee acknowledges and agrees that his services are of a special, unique and extraordinary value to the Company and that the Company would be irreparably damaged if Employee were to provide similar services to any person or entity in violation of the provisions of this Agreement.

         2.2 NON-COMPETE. Employee hereby agrees that, during the Term, he shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise that competes in the Business anywhere in the world (the "Territory"); provided, however, that nothing contained herein shall be construed to prevent Employee from investing in the stock of any competing corporation listed on a national securities exchange or traded in the over-the-counter market, but only if Employee is not involved in the business of said corporation and if Employee does not own more than an aggregate of two (2%) percent of the stock of such corporation.

         2.3 NON-SOLICITATION. Without limiting the generality of the provisions of Section 2.2 above, Employee hereby agrees that during the Term he will not, directly or indirectly, solicit (or participate as employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity in any business which solicits), business from any person, firm, corporation or other entity that is a customer of the Company at the time of such solicitation, or from any successor in interest to any such person, firm, corporation or other entity, for the purpose of securing business or contracts relating to the Business.

         2.4 INTERFERENCE WITH RELATIONSHIPS. During the Term, Employee shall not, directly or indirectly, as employee, agent, consultant, stockholder, director, co-partner or in any other individual or representative capacity: (a) employ or engage, or solicit for employment or engagement, any person employed or engaged by the Company, or otherwise seek to influence or alter any such person's relationship with the Company, or (b) solicit or encourage any customer of the Company to terminate or otherwise alter his, her or its relationship with the Company.

         3. CONFIDENTIAL INFORMATION. (a) During the Term and at all times thereafter, Employee shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Company, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any "Confidential Information." As used in this Agreement, Confidential Information shall mean any information held in confidence by the Company and not freely available to the public which gives the Company an advantage over competitors in the Business, including, without limitation, sales or earnings figures, personnel matters, supplier and customer data and information relating to the Company's manufacturing processes, equipment and customer servicing methods; provided, however, that Confidential Information shall not include any information which otherwise is in the public domain or becomes known in the ball and roller industry through no wrongful act on the part of Employee. Employee acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.


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                  (b) Employee hereby represents and warrants to the Company that at all times prior to the date hereof he has kept secret and retained in strictest confidence, and has not furnished, made available or disclosed to any third party or used for the benefit of himself or any third party, any Confidential Information.

         4. JUDICIAL MODIFICATION. If any court of competent jurisdiction shall at any time deem the Term or any covenant contained herein too lengthy, or the Territory too extensive, the other provisions of this Agreement shall nevertheless stand, the Term shall be deemed to be the longest period permissible by law under the circumstances and the Territory shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or Territory to permissible duration or size.

         5. REMEDIES. Employee acknowledges and agrees that the covenants set forth in the Agreement are reasonable and necessary for the protection of the Company's business interests, that irreparable injury will result to the Company if Employee breaches any of the terms of said covenants, and that in the event of Employee's actual or threatened breach of any such covenant, the Company will have no adequate remedy at law. Employee accordingly agrees that in the event of any actual or threatened breach by him of any of the covenants contained herein, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

         6. CONDITION OF EMPLOYMENT. The Company shall have no obligation to retain the Employee in its employ as a result of this Agreement, there shall be no inference as to the length of employment implied hereby, and the Company reserves the same rights to terminate the employment of the Employee as existed prior to the date hereof.

         7. MISCELLANEOUS. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any other agreements between the parties, written or oral, relating to the subject matter hereof. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original without production of the others. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without regard to its choice of law provisions. In the event any provision or portion of any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction as applied to any fact or circumstance, the remaining provisions and portions of this Agreement and the same



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                                     -12-


provision as applied to any other fact or circumstance shall not be affected or impaired thereby, and shall remain valid and enforceable. The terms "he", "his" and "him" are used herein generically for convenience only, and may, as appropriate, be considered to represent the terms "she", "hers" and "her".

         IN WITNESS WHEREOF, the Employee has caused this agreement to be duly executed in favor of the Company on the day and year first above written.

                                    By: /s/ Roderick R. Baty
                                        --------------------
                                        Employee

ACKNOWLEDGED


NN BALL & ROLLER, INC.

By: /s/ William C. Kelly, Jr.
    -------------------------